Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-48627 and 333-168418 on Form S-3 and Registration Statement Nos. 033-57981, 333-168421, 333-42849, 333-191668, 333-234157, 333-137614, 333-177237, 333-126183, 333-169769, 333-198203, 333-198201, 333-198200, 333-198199, 333-271213, and 333-282341 on Form S-8 of Worthington Enterprises, Inc. of our report dated May 13, 2025, relating to the consolidated financial statements of Clarkwestern Dietrich Building Systems, LLC appearing in this Annual Report on Form 10-K of Worthington Enterprises, Inc. for the year ended May 31, 2025.

/s/Deloitte & Touche LLP

Cincinnati, Ohio

July 29, 2025